Exhibit 99.2

SECOND AMENDMENT
TO
SUPPLEMENTAL EXECUTIVE
RETIREMENT AGREEMENT

AMENDMENT made this 31st day of December 2007, between Hexcel Corporation, a Delaware corporation (the “Company”), and Ira J. Krakower (the “Executive”).

WHEREAS, the Company and the Executive have entered into that certain Supplemental Executive Retirement Agreement dated May 10, 2000 (as amended by that First Amendment dated July 30, 2001, the “Agreement”), and

WHEREAS, the Company and the Executive desire to further amend the Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

1.               Amendments to Sections 2.2.5 and 2.2.7 of the Agreement.

a.     Section 2.2.5 shall be deleted in its entirety and replaced with the following:

“Disability.  If the Executive’s employment with the Company or any Affiliate terminates on account of Disability, the Company shall promptly (in any event within 90 days following the Executive’s termination) pay the Executive a cash lump sum, the amount of which shall equal the actuarial present value of the “Monthly Disability Benefit.”  The Monthly Disability Benefit shall be an amount (computed using a Vesting Percentage of 100%) equal to (i) the product of the Executive’s Final Average Pay and Benefit Percentage less (ii) his Qualified Pension Benefits, and shall be payable starting on the first of the month after the Executive’s termination of employment and ending with the payment for the month in which his death occurs or, if later, after the payment of 120 such payments, with any such payments made after the death of the Executive to be made (i) to the Executive’s designated beneficiary, if any or (ii) if there is no designated beneficiary or the designated beneficiary dies before a total of 120 payments have been made to the Executive and the designated beneficiary, to the Executive’s estate.”

b.     The last sentence of Section 2.2.7 of the Agreement shall be deleted in its entirety and replaced with the following:

“Any election to change to or from the lump sum form of benefit that is made by the Executive less than one year preceding the Executive’s date of termination shall not be given effect; provided, however, that, on or before December 31, 2007, the Executive may make, and the foregoing shall be inapplicable with respect to, an election pursuant to Section 3.01(B)(1.02) of IRS Notice 2007-86, 2007-46 IRB 990 (Nov. 13, 2007), to change the time or form of payment of any benefits payable hereunder, provided such election shall (i) be consistent with the terms of this Agreement and with Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) shall apply only to amounts that would not otherwise be payable in 2007 and not cause any amount to be payable in 2007 that would not otherwise be payable in 2007.”

2.     This Second Amendment shall be effective as of the date and year first written above.  Except as otherwise expressly amended by this Second Amendment, the Agreement shall remain in full force and effect.

HEXCEL CORPORATION

By:	/s/ Wayne C. Pensky
Wayne C. Pensky
Senior Vice President

/s/ Ira J. Krakower
Ira J. Krakower